UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 8, 2008
PreVu, Incorporated
(Exact name of registrant as specified in its charter)

Minnesota	000-21543	41-1839933
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

7401 Boone Ave. N.
Brooklyn Park, Minnesota	55428
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (763) 391-4000
Wilsons The Leather Experts Inc.
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 8, 2008, Wilsons The Leather Experts Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with AM Retail Group, Inc. (“AM Retail Group”), a wholly owned subsidiary of G-III Apparel Group, Ltd., a New York based apparel company. The Asset Purchase Agreement, which is filed herewith as Exhibit 2.1, provides for the Company’s sale to AM Retail Group of its outlet assets and e-commerce division. See Item 2.01 below for additional information.
     Also on July 8, 2008, the Company and AM Retail Group entered into two Transition Services Agreements. Under the Transition Services Agreement for Services to Seller, AM Retail Group agreed to provide certain services to the Company on a transitional basis, including certain distribution services and information technology services related to contracts or other assets that were transferred to AM Retail Group under the Asset Purchase Agreement. AM Retail Group also provided the Company the right to occupy certain office space being subleased to AM Retail Group by the Company in connection with the transactions contemplated by the Asset Purchase Agreement. The Company will pay AM Retail Group for these services on the terms set forth in the Transition Services Agreement for Services to Seller.
     Under the Transition Services Agreement for Services to Buyer, the Company agreed to provide certain services to AM Retail Group on a transitional basis with respect to the operation by AM Retail Group of the outlet assets and e-commerce business purchased by AM Retail Group, including certain finance, import-related and telecommunications services. AM Retail Group will pay the Company for these services on the terms set forth in the Transition Services Agreement for Services to Buyer.
     On July 8, 2008, the Company also entered into a Fifth Amendment to Fifth Amended and Restated Credit Agreement with General Electric Capital Corporation (“GECC”) and the credit parties and lenders signatory thereto (the “Amendment”). The Amendment permitted the sale of the outlet assets and e-commerce division to AM Retail Group and made several changes in connection with such sale, including reducing the lenders’ revolving loan commitments from $115.0 million to $30.0 million, reducing the letter of credit sublimit from $75.0 million to $20.0 million, extending the notice period for informing the lenders of corporate name changes and adjusting the borrowing base. The changes to the borrowing base limit the Company’s revolving credit borrowings to:
•	100% of the book value of credit card receivables;

•	plus the lesser of $1.0 million or 100% of the book value of eligible wholesale accounts receivable;

•	plus 102.5% of the then applicable discount rate applied in appraising eligible retail inventories times the appraised eligible retail inventories, plus 102.5% of such discount rate times the Company’s future retail inventories subject to trade letters of credit;

•	plus the lesser of $1.0 million or 60% of the book value of the Company’s wholesale inventory, including in-transit inventory but minus the book value of in-transit inventory in excess of $1.0 million;

•	plus 60% of the book value of the Company’s future wholesale inventories related to trade letters of credit;

•	minus a reserve equal to 10% of the lesser of $30.0 million and the maximum amount calculated under the formula described above, plus $7.5 million, plus other reserves as set forth by GECC;

•	plus the amount of cash deposited in certain banks under the control of GECC;

•	minus the aggregate of letter of credit obligations and certain other advances.
     The Amendment also deferred a prepayment fee that otherwise would have been due upon the Company’s commitment reduction, however the full prepayment fee of $212,750 will be due upon any further reduction or termination of the revolving loan commitment.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On July 8, 2008, the Company completed the sale of its outlet assets and e-commerce division to AM Retail Group as contemplated by the Asset Purchase Agreement. Pursuant to the terms of the Asset Purchase Agreement, AM Retail Group purchased all inventory, fixed assets and intellectual property principally related to the Company’s outlet store and e-commerce divisions. The leases associated with the Company’s 116 outlet stores were assigned to AM Retail Group. AM Retail Group acquired the assets for a total purchase price of approximately $22.3 million. On July 8, 2008, the Company issued the press release attached hereto as Exhibit 99.1 announcing the completion of the sale of the outlet assets and e-commerce division to AM Retail Group.
Item 2.05 Costs Associated with Exit or Disposal Activities.
     In connection with the sale of the outlet assets and e-commerce division to AM Retail Group, the Company anticipates incurring a charge for write-offs of certain prepaid assets. The Company is in the process of determining the amount of these write-offs and will disclose the amount of the charge in an amendment to this Form 8-K to the extent it is material.
Item 2.06 Material Impairments.
     In connection with the sale of the outlet assets and e-commerce division to AM Retail Group, the Company anticipates incurring a charge related to the impairment of certain fixed assets. The Company is in the process of determining the amount of the impairment and will disclose the amount of the impairment in an amendment to this Form 8-K to the extent it is material.

Item 3.02 Unregistered Sales of Equity Securities.
     In connection with the transactions described above, the Company has negotiated agreements with certain landlords to terminate leases for the mall stores that the Company previously liquidated. In connection with certain of the lease termination agreements, the Company agreed to issue cash consideration and an aggregate of 2,289,284 shares of its common stock, which represents approximately 5.7% of the total shares of the Company’s common stock that were outstanding immediately prior to such issuance (or, approximately 2.4% of the Company’s common stock on a fully-diluted basis). The value the Company received in reduced payments under the lease termination agreements was substantially in excess of the market price of the shares issued. The offers and sales of the common stock were made to accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), and therefore are exempt from the registration requirements of the Securities Act.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On July 8, 2008, the Company filed Articles of Amendment of Amended and Restated Articles of Incorporation to amend Article I to change the Company’s corporate name to PreVu, Incorporated.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits
2.1	Asset Purchase Agreement by and among AM Retail Group, Inc., the Company and certain subsidiaries of the Company dated as of July 8, 2008 (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Securities and Exchange Commission upon request)

99.1	Press Release, dated July 8, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PREVU, INCORPORATED
Date: July 14, 2008	By	/s/ Stacy A. Kruse
Stacy A. Kruse
Chief Financial Officer and Treasurer

Index to Exhibits

Exhibit
No.	Description	Method of Filing

2.1	Asset Purchase Agreement by and among AM Retail Group, Inc., the Company and certain subsidiaries of the Company dated as of July 8, 2008 (excluding schedules and exhibits, which the Company agrees to furnish supplementally to the Securities and Exchange Commission upon request)	Electronic Transmission

99.1	Press Release, dated July 8, 2008	Electronic Transmission